Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings Reports Second Quarter Financial Results

Record Revenue from Domestic Sales up 29%; Expands Placements with New Retailers and Continues Strong Growth in Existing Accounts; Timing Shifts Sales from Second to Third Quarter

Boca Raton, FL (August 9, 2018) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today reported financial results for the three and six month periods ended June 30, 2018.

Second Quarter 2018 Highlights:

•	Revenue of $9.3 million, down 9% compared to $10.2 million in the year ago quarter
‒	Domestic revenue increased 29% to a record $8.5 million, up from $6.6 million in the year ago quarter.
▪	Driven by continued strong double-digit growth in traditional channels of trade
▪	$1.3 million in orders shifted from Q2 to Q3 due to manufacturing delays.
‒	International revenue decreased 79% to $766,000, from $3.6 million in the year ago quarter
▪	Our Nordic distribution partner People’s Choice, decreased revenues by 78% to $768,000, due to timing of new flavor launches and reduction of inventory levels
▪	China distributor delayed orders during the period due to timing of new accounts and current inventory levels. As of June 30th 2018, Celsius was in over 25k locations which came on later in the quarter than originally planned.
•	Gross profit of $4.0 million represents a decrease of 13% compared to $4.6 million in the year ago quarter
o	Gross profit margins total 42.8% (55.5% excluding outbound freight) of revenues
•	Net loss to common stockholders of $3.4 million compared to a positive net income to common stockholders of $380,000 in the year ago quarter; mainly as a result of $835,000 in Asian market expansion initiatives, $1m in legal settlement costs and investments in human resources and marketing programs.
•	Non-GAAP Adjusted EBITDA* loss of $2.1 million, inclusive of $834,000 of expenses related to the company’s product launch in Asia and $1m in legal settlement costs, compared to a profit of $1.1 million in the year ago quarter. Excluding Asia investments and one-time charges, Celsius delivered a non-GAAP adjusted EBITDA loss* of $261,000.

2018 First Half Highlights:

•	Revenue of $21.4 million, up 32% compared to $16.2 million in 2017
‒	Domestic revenue increased 45% to $16.6 million, up from $11.4 million in 2017
▪	Driven by strong demand in existing channels of trade and expansion with highly esteemed retail partners.
▪	Domestic revenues were impacted by $1.3m in sales moving from Q2 to Q3 due to manufacturing delays.

‒	International revenue decreased 1% to $4.7 million, from $4.8 million in 2017
▪	Our Nordic distribution partner People’s Choice, reflected a decrease in revenues of 30% to $3.3 million, due to timing in new flavor launches and reduction in inventory levels to improve working capital needs
▪	China launch revenues totaled $1.4m and Celsius is now in 25,000 locations
•	Gross profit of $8.7 million increased 26% compared to $6.9 million in the prior year
o	Gross profit margins total 40.9% (51.8% excluding outbound freight), versus 42.8% in the prior year. Gross profits were impacted by increases in promotional allowances supporting the BCAA new product launch in Sweden and lower margins received from initial Asia sales.
•	Net loss to common stockholders of $6.4 million compared to a net loss to common stockholders of $1.6 million in the prior year; mainly as a result of $3.0 million in Asia expansion initiatives, $1m in accrued legal settlement, and investments in human resources and marketing programs.
•	Non-GAAP Adjusted EBITDA* excluding one-time charges net loss of $3.1 million, inclusive of $3.0 million of expenses related to the company’s product launch in Asia, compared to a positive non-GAAP adjusted EBITDA* $805,000 in the prior year. Excluding Asia investments, Celsius delivered loss of $120,000 in non-GAAP adjust EBITDA.

Other Highlights

•	Named Edwin Negron-Carballo as Chief Financial Officer
•	Joined the Russell 3000® and Russell Microcap® Indices
•	China market presence expands to over 25,000 location with over 11,000 Key Accounts, Now in 45 cities supported by 147 sub-distributors.
o	Accounts include Circle K, Lawson, Carrefour, RT-Mart, Vanguard, Metro, Centry Mart, Jusco, & Alibaba’s Hema supermarkets. Online retailers JD.com & TMall.com
o	Marketing activities during the quarter included samplings, digital, and events targeting consumers living active lifestyles and driving interactions and trials
o	Large scale events included X-Mudder, an event series in China similar to Tough Mudder
•	Domestic Expansion continues
o	Launched in Target & CVS exceeding expectations with additional flavors planned
o	C-Store expansion continues with WaWa, 7-Eleven, Sunoco, Circle-K and many others
o	Military continues to exceed expectations, currently at 50k units/week and growing
o	Vending channel opportunity showing strong growth since launch, dedicated team focused on growing channel
o	Trend forward functional energy brand has gained momentum as CELSIUS® is growing faster than the category, at a reported 41.5%, year to date (Last 52 Weeks Ending 7.15.2018, SHELF STABLE FUNCTIONAL BEVERAGES, SPINSscan Conventional Markets: TOTAL US – CONV)

“Broader and deeper placement of our products continued in the second quarter with significant expansion across a number of top retailers, convenience stores and fitness channels, reinforcing our position and accelerating momentum for product placements in the second half of the year,” said John Fieldly, President and Chief Executive Officer. “Our strategy of positioning Celsius as the global beverage leader for health-minded consumers remains our top priority. Many of our retail partners are planning for additional flavors and signaling signs for top-line growth. In addition, we continue to optimize our cost of goods and strategically leverage our sales and marketing dollars to best position our products for consumers.”

"Our domestic business was a record $8.5 million and grew by 29% year-over-year in the second quarter, despite production challenges that caused a shift in sales from the second quarter to the third quarter,” continued Fieldly. “We have worked through our production delays and are now at record levels of distribution. The second quarter financial results delivered strong double-digit growth and our distribution momentum continued to accelerate with significant placements in key retailers. During the quarter, we entered new channels of trade with great success in the drug store channel initially in 550 CVS stores nationwide and placement on the energy drink shelves in 1000+ Target stores which started to rollout during the quarter.”

Fieldly added, “In Asia we nearly doubled the number of stores where our products are placed and are now in over 45 cities. The primary retail distribution push for the selling season occurred during the second quarter with orders and channel fill flowing largely to the third quarter. We have already received reorders in July from our distribution partner as our push into the Asia market gains additional traction.”

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Revenue

Revenue for the three months ended June 30, 2018, revenue was approximately $9.3 million, a decrease of $0.9 million or 9.0% from $10.2 million for same period in the prior year. The decline of 9.0% was mainly attributable to lower than anticipated international revenue at 21.0% of prior year results of $3.6 million. Both Asia and Europe reflected shortfalls in performance for a total revenue decrease of $2.8 million when compared to the same quarter in the prior year. The Asia revenues shortfall of ($40,000) was associated with timing of orders and promotional discounts provided in the 2018 quarter when compared to the 2017 quarter. European revenue shortfall of ($2.8) million was associated with our principal customer lowering inventory levels and reducing orders in the 2018 quarter when compared to the 2017 quarter. These shortfalls were partially offset by strong performance in U.S. domestic market sales, which reflected revenue for the three months ended June 30, 2018 of $8.5 million or an increase of 29.0% from the 2017 quarter. The increase in revenue from U.S. Domestic sales from the 2017 quarter to the 2018 quarter was primarily attributable to an increase in sales volume, as opposed to increases in product pricing.

Gross profit

Gross profit was $4.0 million, or 42.8% of revenue, in the three months ended June 30, 2018 compared to $4.6 million, or 44.6% of revenue, for the same period in 2017. The decreases in gross profit dollars and margin are primarily attributable to lower revenue and the profitability in the International markets being affected by slotting fees and other similar charges.

Total Operating Expense

Selling and marketing expenses for the three months ended June 30, 2018 were $4.1 million compared to $2.4 million for the three months ended June 30, 2017, an increase of 72%. The increase is due primarily to marketing program investments, as well as investments in employee costs. General and administrative expenses for the three months ended June 30, 2018 were $3.1 million compared to $1.6 million for the year ago period, an increase of 94%. The increase was primarily due to expenses of $945,000 pertaining to the settlement of a territorial dispute with a former distributor, an increase of $598,000 for option expense and an increase in research and development costs of $67,000, which were partially offset by savings in other areas of approximately $110,000.

Total Other Expense

Total other expense increased slightly to $42,000 for the three months ended June 30, 2018, up from $38,000 for the same period in 2017 as a result of lower dividend interest and a gain in foreign currency, which were partially offset by higher interest expense.

Net Income (Loss)

As a result of the all above, for the three months ended June 30, 2018, Celsius had a net loss of $3.35 million, and after giving effect to preferred stock dividends of $43,164, a net loss available to common stockholders of $3.39 million or ($0.07) per basic and diluted share based on a weighted average of 51,003,803 shares outstanding. In comparison, for the three months ended June 30, 2017, the company had net income of $471,000, and after giving effect to preferred stock dividends of $91,000, net income available to common stockholders of $380,000 or $0.01 per basic and diluted share based on a weighted average of 44,650,052 shares outstanding.

Six Months ended June 30, 2018 compared to Six Months ended June 30, 2017

Revenue

Revenue for the six months ended June 30, 2018 was $21.4 million compared to $16.2 million for the six months ended June 30, 2017, an increase of 32%. This increase was driven in large part by 45% growth in US-Domestic revenue primarily attributable to double-digit growth in existing accounts and new distribution expansion. Domestic growth was partially offset by a 30% decline in European sales mainly as a result of timing of reorders on the core Celsius line, which was partially offset by the launch of a BCAA Celsius line extension in Northern Europe and growth in revenues from Asia of 100% mainly as a result of the initial product line launch in China. The increase in revenue from the 2017 period to the 2018 period was primarily attributable to an increase in sales volume, as opposed to increases in product pricing.

Gross Profit

Gross profit was $8.7 million, or 41.0% of revenue, in the six months ended June 30, 2018 compared to $6.9 million, or 42.8% of revenue, for the same period in 2017. The increase in gross profit and the decrease in gross profit margins from 2017 to 2018 are primarily attributable to the increases in revenue while margins are being affected by increases in promotional allowances and slotting charges.

Operating expenses

Selling and marketing expenses for the six months ended June 30, 2018 were $9.7 million compared to $4.6 million for the six months ended June 30, 2017, an increase of 213%. The increase is due primarily to marketing program investments of $4.3 million, as well as increases in human resource investments in both, the marketing and sales areas. General and administrative expenses for the six months ended June 30, 2018 were $5.1 million compared to $3.7 million in the year ago period, an increase of 46%. The increase in general and administrative expense was primarily due to expenses pertaining to the settlement of a territorial dispute with a former distributor of $945,000, an increase in option expense of $586,000 and in increase in research and development costs of $117,000, which were partially offset by lower investor related expenses of $435,000 and savings in employee costs & other administration expenses for a net reduction of $103,000.

Other expense

Total other expense decreased to $80,000 for the six months ended June 30, 2018, down from $87,000 for the same period in 2017 as a result of a decrease in interest expense.

Net Loss

As a result of the all above, for the six months ended June 30, 2018, Celsius had a net loss of $6.2 million, and after giving effect to preferred stock dividends of $126,000 a net loss available to common stockholders of $6.4 million, or ($0.13) per basic and diluted share based on a weighted average of 48,952,357 shares outstanding. In comparison, for the six months ended June 30, 2017 the company had a net loss of $1.4 million, and after giving effect to preferred stock dividends of $181,000, a net loss available to common stockholders of $1.6 million or ($0.04) per share based on a weighted average of 43,234,159 shares outstanding.

Liquidity and Capital Resources

As of June 30, 2018, the company had cash of $8.5 million compared to $14.2 million as of December 31, 2017. The company had working capital of $16.3 million as of June 30, 2018 compared to $20.6 million as of December 31, 2017.

Cash used in operations during the six months ended June 30, 2018 totaled $5.8 million. The company incurred a net loss of $3.1 million during the three months ended June 30, 2018, increasing the accumulated deficit to $68.1 million as of June 30, 2018.

Conference Call

Management will host a conference call today, Thursday, August 9, 2018 at 4:30 pm ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

U.S.:	877-709-8150

International:	201-689-8354

An audio replay of the call will be available on the Company's website at https://www.celsiusholdingsinc.com/news/.

Disclosures can be found on the Company's online disclosure portal at: https://www.celsiusholdingsinc.com/sec-filings/.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®' Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®' Natural Line is available in six refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's, Food Lion, CVS and many others.

CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

— Tables Follow —

Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2018 (Unaudited)	December 31, 2017 (1)
ASSETS

Current assets:
Cash	$8,495,911	$14,186,624
Accounts receivable, net	6,624,534	6,375,658
Inventories, net	6,231,029	5,305,505
Prepaid expenses and other current assets	2,674,066	1,180,444
Total current assets	24,025,540	27,048,231

Property and equipment, net	121,057	62,642
Total Assets	$24,146,597	$27,110,873
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$7,532,328	$6,311,824
Accrued preferred dividend	168,626	133,883
Customer advances and other current liabilities	38,904	17,921
Total current liabilities	7,739,858	6,463,628

Long-term liabilities:
Note payable-related party	3,500,000	3,500,000
Total Liabilities	11,239,858	9,963,628
Commitments and contingences (note 14)
Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, 2,760 and 6,760 shares issued and outstanding at June 30, 2018 and December 31, 2017	3	7
Common stock, $0.001 par value; 75,000,000 shares authorized, 51,063,151 and 45,701,593 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	51,063	45,702
Additional paid-in capital	81,226,797	79,101,824
Accumulated other comprehensive loss	(59,197)	(39,378)
Accumulated deficit	(68,311,927)	(61,960,910)
Total Stockholders’ Equity	12,906,739	17,147,245
Total Liabilities and Stockholders’ Equity	$24,146,597	$27,110,873

(1)	Derived from Audited Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenue	$9,298,327	$10,236,898	$21,358,303	$16,237,327
Cost of revenue	5,316,508	5,670,277	12,612,803	9,287,900
Gross profit	3,981,819	4,566,621	8,745,500	6,949,427

Selling and marketing expenses	4,148,173	2,417,812	9,747,444	4,570,899
General and administrative expenses	3,140,551	1,639,558	5,143,206	3,702,521
Total operating expenses	7,288,724	4,057,370	14,890,650	8,273,420

Income (Loss) from operations	(3,306,905)	509,251	(6,145,150)	(1,323,993)

Other Income (Expense):
Interest expense	(41,753)	(38,478)	(80,012)	(86,534)
Total Other Income (Expense)	(41,753)	(38,478)	(80,012)	(86,534)

Net Income (Loss)	(3,348,658)	470,773	(6,225,162)	(1,410,527)
Preferred stock dividend	(43,164)	(91,248)	(125,855)	(181,493)
Net income (Loss) available to common stockholders	$(3,391,822)	$379,525	$(6,351,017)	$(1,592,020)

Income (Loss) per share:
Basic	$(0.07)	$0.01	$(0.13)	$(0.04)
Diluted	$(0.07)	$0.01	$(0.13)	$(0.04)
Weighted average shares outstanding:
Basic	51,003,803	44,650,052	48,952,357	43,234,159
Diluted	51,003,803	56,877,616	48,952,357	43,234,159

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended June 30,		Sixth months ended June 30,
	2018	2017	2018	2017
Net income (loss) available to common stockholders (GAAP measure)	$(3,391,822)	$379,525	$(6,351,017)	$(1,592,020)
Add back:
Depreciation and amortization expense	11,695	4,441	19,648	8,674
Net interest expense	41,753	38,478	80,012	86,534
Preferred stock dividend	43,164	91,248	125,855	181,493
Stock-based compensation	1,179,765	580,459	1,950,627	1,362,729

Non-GAAP Adjusted EBITDA	$(2,115,445)	$1,094,151	$(4,174,875)	$47,410
Non-recurring one-time charges
Inventory write-down & Label artwork change fees	-	-	-	194,040
Label artwork change fees	-	-	-	41,321
CEO recruiting fees	-	33,333	33,333	100,000
CEO retirement compensation	-	-	-	422,659
Legal settlement	1,019,600	-	1,019,600	-
Total non-recurring one-time charges	1,019,600	33,333	1,052,933	758,020
Non-GAAP Adjusted EBITDA excluding one- time charges	$(1,095,845)	$1,127,484	$(3,121,942)	$805,430
Net Asia investment	834,381	-	3,002,432	-
Net Non-GAAP Adjusted EBITDA excluding net Asia investment*	$(261,464)	$1,127,484	$(119,510)	$805,430

*We report financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.